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                                                                    EXHIBIT 99.1

                                BRADY CORPORATION
                                RESTORATION TRUST



         THIS AGREEMENT made as of the 1st day of January, 2000, by and between Brady Corporation ("Employer") and PNC Bank, N.A. ("Trustee");

         WHEREAS, Employer is adopting the Brady Corporation Restoration Plan;

         WHEREAS, Employer has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

         WHEREAS, Employer wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Employer's creditors in the event of Employer's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

         WHEREAS, it is the intention of Employer to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.        ESTABLISHMENT OF TRUST.

         (a) Employer hereby deposits with Trustee in trust the sum of $100, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

         (b) The Trust hereby established shall be irrevocable.

         (c) The Trust is intended to be a grantor trust, of which Employer is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.





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         (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Employer and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Employer. Any assets held by the Trust will be subject to the claims of Employer's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

         (e) Employer, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

         (f) Within 30 days following the end of each Plan year, Employer shall be required to irrevocably deposit additional cash or other property to the Trust in an amount sufficient to pay each Plan participant or beneficiary the benefits payable pursuant to the terms of the Plan as of the close of the Plan year.

SECTION 2.        PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

         (a) Employer shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. With respect to benefit payments to Plan Participants, the Employer is solely responsible for determining the amounts of income that are reportable, the amounts and types of payroll taxes that are to be withheld, and to remit such withholding taxes to the appropriate government agencies. The Trustee has no duty hereunder other than to follow the direction of the Employer.

         (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Employer or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

         (c) Employer may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Employer shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan,

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Employer shall make the balance of each such payment as it falls due.
Trustee shall notify Employer where principal and earnings are not sufficient.

SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN EMPLOYER IS INSOLVENT.

         (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Employer is Insolvent. Employer shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Employer is unable to pay its debts as they become due, or (ii) Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         (b) At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Employer under federal and state law as set forth below.

                  (1) The Board of Directors (the "Board") and the Chief Executive Officer of Employer shall have the duty to inform Trustee in writing of Employer's Insolvency. If a person claiming to be a creditor of Employer alleges in writing to Trustee that Employer has become Insolvent, Trustee shall determine whether Employer is Insolvent and, pending such determina tion, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

                  (2) Unless Trustee has actual knowledge of Employer's Insolvency, or has received notice from Employer or a person claiming to be a creditor alleging that Employer is Insolvent, Trustee shall have no duty to inquire whether Employer is Insolvent. Trustee may in all events rely on such evidence concerning Employer's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Employer's solvency.

                  (3) If at any time Trustee has determined that Employer is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Employer's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Employer with respect to benefits due under the Plans or otherwise.

                  (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Employer is not Insolvent (or is no longer Insolvent).

         (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Employer in lieu of the payments provided for hereunder during any such period of discontinuance.


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SECTION 4.        PAYMENTS TO EMPLOYER.

         Except as provided in Section 3 hereof, after the Trust has become irrevocable, Employer shall have no right or power to direct Trustee to return to Employer or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plans.

SECTION 5.        INVESTMENT AUTHORITY.

         (a) In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Employer, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

         (b) Subject to (a) above, Trustee may invest and reinvest the principal and income of the Trust fund in any and all common stocks, preferred stocks, bonds, notes, debentures, mort gages, equipment trust certificates, investment trust certificates, common, collective or group trust investments or mutual fund investments (including any such trusts or funds as may be established by Trustee or any of its affiliates), real and personal property wherever situated, and in such other property, investments and securities of any kind, class or character as Trustee may deem suitable for the Trust. Trustee shall have the power, in its sole discretion, to do all such acts, execute all such instruments, take all such proceedings and exercise all rights and privileges with respect to any property or asset constituting a part of the Trust fund as if Trustee were the absolute owner thereof.

         (c) Notwithstanding any other provision of this Trust, the Compensation Committee of the Board of Directors of the Employer, which is responsible for administering the Plan, may from time to time appoint one or more independent professional investment advisors (each of which is hereinafter called an "Investment Advisor") with respect to the total or any portion of the Trust fund. Trustee shall not be required to be a party to any agreement appointing an Investment Advisor except in the case where the Committee requests Trustee to enter into an agency and/or custody agreement with an Investment Advisor which will also be the depository and custodian of the Trust fund assets allocated to its management; provided further that the terms and conditions of appointment, authority, retention and removal of Investment Advisor shall be the sole responsibility of the Committee. Investment Advisor shall have and exercise all of the investment powers reserved to Trustee under this Trust Agreement during the period of such appointment. Upon receipt of written notice from the Committee of the appointment of such Investment Advisor, Trustee shall perform such custodial and ministerial acts relating to investments as may be required to carry out the directions of Investment Advisor and the administration of such portion of the Trust fund for which an advisor is appointed, but shall be relieved of all responsibility for investment or failure to invest in accordance with this Trust Agreement for such portion of the Trust fund during the period of such appointment, except that Trustee may invest and reinvest income and principal cash in U.S. treasury bills, commercial paper, or other short-term investments, including interests in any common, collective or group

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trust fund or mutual fund that is created and maintained by Trustee or any of its affiliates from time to time for the collective short-term investment of Trust cash reserves, pending receipt of directions as to the investment or disposition of such cash.

         (d) In connection with, or as an alternative to, the appointment of Investment Advisors pursuant to Section 5(c) above, the Committee may direct Trustee as to the investment of some or all of the Trust fund for the purpose of adhering to participant investment directions which may be available under the Plan or otherwise. Unless written notice to the contrary is provided by the Committee to the Trustee, (1) the Committee shall direct the Trustee's investment of Trust assets; and (2) the Trustee is directed by the Committee to mirror the elections made by Plan Participants and their beneficiaries with respect to the deemed investment options available with respect to their accounts under the Plan, as communicated to the Trustee through the telephone voice response system established for the Plan by the Trustee.

SECTION 6.        DISPOSITION OF INCOME.

         During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7.        ACCOUNTING BY TRUSTEE.

         Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Employer and Trustee. Within 60 days following the close of each calendar quarter (and each calendar year) and within 60 days after the removal or resignation of Trustee, Trustee shall deliver to Employer a written account of its administration of the Trust during such quarter (or such year) or during the period from the close of the last preceding quarter (or in the case of an annual statement, from the close of the last year) to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Employer may approve the account either by written notice of approval delivered to the Trustee or by failure to object in writing to the Trustee within 180 days from the date on which the account was delivered to the Employer. Upon receipt of written approval of the account, or upon the expiration of the 180-day period without written objections, the account shall be approved, and the Trustee shall be released and discharged with respect to the account as if the account had been settled and allowed by a decree of a court of competent jurisdiction. Nothing herein contained, however, shall be deemed to preclude the Trustee of its right to have its account settled by a court of competent jurisdiction. In the case of any Plan which provides for a separate bookkeeping account for the interests of each participant therein, Trustee shall maintain such separate account records for each participant and beneficiary as it considers necessary or desirable for the proper administration of the Trust.


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SECTION 8.                 RESPONSIBILITY OF TRUSTEE.

         (a) Employer shall indemnify and hold Trustee harmless from and against any claim, loss or expense (including reasonable counsel fees) which the Trustee may incur or pay out in connection with, or otherwise arising out of:


                  (i) the performance by the Trustee of its duties hereunder, unless any such claim, loss or expense is a result of the Trustee's own negligence, willful misconduct, breach of fiduciary duties or violation of applicable law; or

                  (ii) anything done or omitted by the Trustee in reliance on the directions of Employer which the Employer is required or permitted to make hereunder or in the absence of directions which the Employer is required to make hereunder.

         (b) Trustee may consult with legal counsel, who may be counsel for Employer or the Trustee or in the employ of Employer or the Trustee, in respect to any of its rights, duties and obligations hereunder and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

         (c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and the Employer shall pay their reasonable expenses, fees or compensation or, if the Employer does not pay within a reasonable time, the Trustee shall make such payments from Trust assets.

         (d) Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as a asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, to the insured if such assignment is directed by Employer on a Payment Schedule, or to the Employer at any time after all payment of benefits have been made to Plan participants pursuant to the terms of the Plan(s), or to loan to any person the proceeds of any borrowing against such policy.

         (e) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.



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SECTION 9.        COMPENSATION AND EXPENSES OF TRUSTEE.

         Employer shall pay all administrative and Trustee's fees and expenses as shall be agreed to from time to time by Employer. If not so paid, the fees and expenses shall be paid from the Trust.

SECTION 10.       RESIGNATION AND REMOVAL OF TRUSTEE.

         (a) Trustee may resign at any time by written notice to Employer, which shall be effective 30 days after receipt of such notice unless Employer and Trustee agree otherwise.

         (b) Trustee may be removed by Employer on 60 days notice or upon shorter notice accepted by Trustee.

         (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be com pleted within 120 days after receipt of notice of resignation, removal or transfer, unless Employer extends the time limit.

         (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.       APPOINTMENT OF SUCCESSOR.

         If Trustee resigns or is removed in accordance with Section 10(a) or
(b) hereof, Employer may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Employer or the successor Trustee to evidence the transfer.

SECTION 12.       AMENDMENT OR TERMINATION.

         (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Employer. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

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         (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust any assets remaining in the Trust shall be returned to Employer.

         (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Employer may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Employer.

SECTION 13.       MISCELLANEOUS.

         (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Wisconsin and of the United States of America.

SECTION 14.       EFFECTIVE DATE.

         The effective date of this Trust Agreement shall be January 1, 2000.




                                       BRADY CORPORATION


                                       By: /s/ Thomas E. Scherer
                                          ---------------------------

                                       Title: Vice President
                                             ------------------------

                                      PNC BANK, N.A.


                                       By: /s/ Kimberly M. Gannis
                                          ---------------------------

                                       Title: Vice President
                                             ------------------------


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